Exhibit 99.2
STRICTLY CONFIDENTIAL
April 2, 2022

Board of Directors
Constellation Brands, Inc.
207 High Point Drive #100
Victor, New York

Re: Declassification Transaction Proposal

Ladies and Gentlemen:

I am writing on behalf of myself, Richard Sands and other members of our extended family and related entities (the “Family”) that collectively hold over 98% of the shares of Class B common stock of Constellation Brands, Inc. (the “Company”) to propose a declassification of the Company’s common stock on the terms described in this letter.

Specifically, we are proposing a transaction pursuant to which each share of Class B common stock would be converted into 1.35 shares of Class A common stock. The proposed transaction on such terms would reduce the aggregate voting power of the Family from approximately 59.5% to 19.7% of the Company. On these terms, our Family would be willing to relinquish the majority voting control which it has exercised since the inception of the Company. We believe the premium included in our proposal is supported by precedent transactions and appropriate given the significant benefits that would accrue to the Company and our stockholders. For example, a simplified structure would be better aligned with the “one vote per share” governance that is widely supported by corporate governance experts, and will increase market demand from investors who prefer single-class structures.

We would require that the proposed transaction be subject to specified terms and conditions to be set forth in definitive documentation, including that the completion of any such transaction be expressly conditioned on the procedures described in Kahn v. M&F Worldwide Corp. and its progeny. Accordingly, any consideration payable to the holders of Class B common stock in the potential transaction would (among other things) have to be approved (1) by a fully empowered special committee of independent directors of the Board of Directors of the Company and (2) by the holders of a majority of the Class A common stock that do not also hold shares of Class B common stock. The Family, in their capacity as holders of Class B common stock, will not pursue any transaction not expressly conditioned on these procedures. Our proposal also contemplates that the Company would fully indemnify and reimburse the Family with respect to its participation in the transaction, including its out-of-pocket expenses.

We are very proud of the leadership that our Family has provided to the Company over the past 70 years; just as we are pleased with the success that the Company has experienced over the past three years under the leadership of its first non-Family CEO. We believe that a declassification will help the Company continue in its growth, and that our stockholders would overwhelmingly support the proposed transaction. However, as we have stated in the past, we also would be pleased to maintain our ability to control the Company through our holdings of Class A and Class B common stock if the Board or shareholders prefer the status quo.

Please note that this letter is non-binding and any possible transaction contemplated by this letter would be subject to, among other things, negotiation of mutually acceptable definitive documentation with terms appropriate for a transaction of this type. We look forward to hearing from you, and remain committed to working with the Board for the benefit of the Company and its stockholders.

Sincerely,

/s/ Robert Sands
Robert Sands